Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MORGAN’S FOODS, INC.

FIRST:          The name of said corporation shall be Morgan’s Foods, Inc.

SECOND:     The place in the State of Ohio where its principal office is located is the
City of Beachwood, Cuyahoga County.

THIRD:         The purposes for which the corporation is formed are:

                      (a)         To purchase, sell, slaughter and otherwise deal in or with cattle, hogs, sheep and any and all other livestock, and to prepare, pack, preserve, purchase, sell and deal in or with meats, meat products, and any and all other products which may be derived or produced from slaughtered livestock;

                      (b)         To manufacture, produce, purchase, sell and deal in or with foods, foodstuffs, provisions, beverages, and dairy products of every kind;

                      (c)         To manufacture, develop, construct, purchase or otherwise acquire, hold, operate, lease, sell, assign and transfer, exchange or otherwise dispose of, and to invest, trade, deal in or deal with goods, wares and merchandise and personal property of every kind and description;

                      (d)         To purchase, acquire, hold, mortgage, pledge, hypothecate, loan money upon, exchange, sell, lease and otherwise deal in or deal with personal property and real property of every kind, character and description whatsoever and wheresoever situated, and any interest therein;

                      (e)         To acquire all or any part of the good will, rights, property and business of any corporation, association, partnership, firm, trustee, syndicate, combination, organization, other entity, or individual, domestic or foreign, heretofore or hereafter engaged in any business, similar to the business of the corporation or otherwise; and to pay for the same in cash or in shares or obligations of the corporation or otherwise; and to hold, utilize, enjoy and in any manner dispose of the whole or any part of the rights and property so acquired, and to assume in connection therewith any liabilities of any such corporation, association, partnership, firm, trustee, syndicate, combination, organization, individual or other entity, domestic or foreign; and to conduct in the State of Ohio and/or in any other state, territory, locality or country the whole or any part of the business thus acquired, provided such business is not prohibited by the laws of the State of Ohio;

                      (f)         In general, to do any and all things herein set forth and in addition such other acts and things as are incident or conducive to the attainment of the purposes of this corporation, or any of them; and

                      (g)         To carry on any lawful business whatever in connection with the foregoing purposes, or which is calculated, directly or indirectly, to promote the interests of the corporation, or to enhance the value of its properties, and to do any and all other things, and to exercise any and all rights, powers and privileges which a co-partnership or natural person could do or exercise, and which are now, or may hereafter be, conferred upon corporations by the laws of Ohio, and to do any and all things, whatever, necessary, convenient, appropriate or incidental, which tend to further and accomplish the foregoing purposes.

                      The objects and purposes specified in the foregoing clauses of this Article Third shall be construed both as objects and powers and shall, except where otherwise expressed, be in nowise limited or restricted by reference to or inference from, the terms of any other clause in this Article Third or elsewhere in these Amended Articles of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this Article Third shall be regarded as independent objects and purposes and shall not be held to limit or restrict in any way the general powers of the corporation to do any act permitted by the laws of the State of Ohio.

FOURTH:     Section 1.  Authorized Shares.  The aggregate number of shares which the corporation shall have authority to issue is 26,000,000 shares, consisting of 25,000,000 Common Shares, without par value, and 1,000,000 Preferred Shares, without par value.

                      Section 2.  Preferred Shares.  The board of directors is authorized at any time, and from time to time, to provide for the issuance of Preferred Shares in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Shares or any series thereof.  For each series, the board of directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including, but not limited to, the following relative rights and preferences, as to which there may be variations among different series:

(a)	the division of such shares into series and the designation and authorized number of shares of each series;

(b)	the dividend rate;

(c)	the dates of payment of dividends and the dates from which they are cumulative;

(d)	liquidation price;

(e)	redemption rights and price;

(f)	sinking fund requirements;

(g)	conversion rights; and

(h)	restrictions on the issuance of such shares.

                    Prior to the issuance of any shares of the series, but after adoption by the board of directors of the resolution establishing such series, the appropriate officers of the corporation shall file such documents with the State of Ohio as may be required by law including, without limitation, an amendment to these Amended Articles of Incorporation.

                    Each holder of record of Preferred shares shall be entitled to one (1) vote for each share registered in his name on the books of the corporation, voting together with the Common Shares and not as a separate class.  Except as herein otherwise provided, in case of any action by the corporation in respect of which the affirmation vote or consent of a designated proportion of the shares of each class shall be required by law or the provisions hereof, the Preferred Shares shall vote or consent as a single class irrespective of series.

                      Section 3.  Common Shares.  Each holder of record of Common Shares shall be entitled to one (1) vote for each Common Share registered in his name on the books of the corporation, voting together with the Preferred Shares and not as a separate class.

                      Section 4.  Authority of Board of Directors.  All or any Common Shares now or hereafter authorized may be issued or agreed to be issued from time to time for such amount or amounts of consideration (including, without limitation, the pries or rates at which, and the terms, provisions and conditions upon which, the same may be issued, or agreed to be issued, upon the conversion of, or in exchange for, Preferred Shares, or on options to purchase or subscribe for such shares) as may be fixed from time to time by the board of directors.  The board of directors in its discretion may fix different amounts and kinds of consideration for the issuance of Common Shares, whether issued at the same or different times, and may determine that only a part or proportion of the amount or amounts of consideration which shall be received by the corporation shall be stated capital.  Any and all common Shares so issued, the consideration for which, as fixed by the board of directors, has been paid or delivered or is in the possession of the corporation upon issuance of such shares or upon the conversion of, or in exchange for Preferred Shares, or other securities of the corporation shall be fully paid and nonassessable.

                      Section 5.         Series A Preferred Shares.

                      (a)           Designation and Amount.  Of the 1,000,000 authorized Preferred Shares, without par value, 100,000 are designated as a series designated as “Series A Preferred Shares” (the “Series A Preferred Shares”). The Series A Preferred Shares have the express terms set forth in this Article Fourth as being applicable to all Preferred Shares as a class and, in addition, the following express terms applicable to all Series A Preferred Shares as a series of Preferred Shares. The number of Series A Preferred Shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate of amendment pursuant to the provisions of the General Corporation Law of the State of Ohio stating that such increase or reduction has been so authorized; however, no decrease shall reduce the number of Series A Preferred Shares to a number less than that of the Series A Preferred Shares then outstanding plus the number of Series A Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

                      (b)        Dividends and Distributions.

                                (1)(i)   Subject to the rights of the holders of any series of preferred shares (or any similar shares) ranking prior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the holders of Common Shares and of any other junior shares, will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares after the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, after the first issuance of any Series A Preferred Share or fraction thereof. The multiple of cash and noncash dividends declared on the Common Shares to which holders of the Series A Preferred Shares are entitled, which is 1,000 initially but which will be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.”  If the Company at any time after April 8, 1999 (the “Rights Declaration Date”):  (i) declares or pays any dividend on the Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends that holders of Series A Preferred Shares are entitled to receive will be the Dividend Multiple applicable immediately prior to that event multiplied by a fraction, the numerator of which is the number of Common Shares outstanding immediately after that event and the denominator of which is the number of Common Shares that were outstanding immediately prior to that event.

                                (ii)       Notwithstanding anything else contained in this paragraph (1), the Company shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series A Preferred Shares as provided in this paragraph (1) immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); but if no dividend or distribution has been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Shares shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date.

                      (2)       Dividends will begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest.  Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

                      (c)           Reacquired Shares.  Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued preferred shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                      (d)           Liquidation, Dissolution Or Winding Up.  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution may be made (x) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $1,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Shares, or (y) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except distributions made ratably on the Series A Preferred Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Company at any time after the Rights Declaration Date (i) declares or pays any dividend on Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount per share to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (x) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                    Neither the consolidation of nor merging of the Company with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Company, will be considered to be a liquidation, dissolution or winding up of the Company within the meaning of this paragraph (d).

                      (e)         Consolidation, Merger, etc.  If the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares, stock or securities, cash or any other property, then in any such case the Series A Preferred Shares will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, stock, securities, or other property, as the case may be, into which or for which each Common Share is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series A Preferred Shares. If the Company at any time after the Rights Declaration Date (i) declares or pays any dividend on Common Shares payable in Common Shares, or (ii) effects a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                      (f)          Redemption.  The Series A Preferred Shares are not redeemable, but the foregoing does not limit the ability of the Company to purchase or otherwise deal in the Series A Preferred Shares to the extent otherwise permitted hereby and by law.

                      (g)         Amendment.  The Amended Articles of Incorporation of the Company, as amended, may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting separately as a class.

                      (h)         Fractional Shares.  Series A Preferred Shares may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which will entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Shares. In lieu of fractional shares, the Company may elect to make a cash payment as provided in that certain Amended and Restated Rights Agreement dated as of October 2, 2007, between the Company and Computershare Trust Company, N.A., a national banking association, as rights agent, for fractions of a share smaller than one one-thousandth (1/1,000th) of a share or any integral multiple thereof.

FIFTH:             No holder of shares of the corporation of any class shall have any preemptive right to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such price or prices and upon such terms and conditions as the board of directors in its discretion from time to time may determine.

SIXTH:             The corporation may from time to time, pursuant to authorization by the board of directors and without action by shareholders, purchase or otherwise acquire outstanding shares of the corporation of any class or classes in such manner, upon such terms, for such considerations and in such amounts as the board of directors shall determine.

SEVENTH:       These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation and all amendments thereto.

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